FOR IMMEDIATE RELEASE                               Contact: Lesley A. Mobbs
                                                             Legal Manager
                                                             310-535-4122


 Merisel FILES LAWSUIT AGAINST FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER

EL SEGUNDO, Calif. (December 2, 2004) - Merisel, Inc. (Nasdaq:MSEL) today announced that the Company filed a lawsuit on November 30, 2004 in the Superior Court of the State of California for the County of Los Angeles against its former President and Chief Executive Officer Timothy Jenson. Tina Wurtz, Craig Wurtz, John Low, D&H Services, LLC, and TDH Enterprises, LLC also are defendants. The lawsuit alleges, among other things, fraud in connection with the sale of the Company's software licensing business, including its notes and real property assets, to D&H Services, LLC, in exchange for the assumption of certain liabilities and a nominal amount of cash. The Company seeks rescission of the sale to D&H Services, LLC and compensatory and punitive damages.

Since the consummation of the sale to D&H Services, LLC, the Company has had no on-going operations or revenues, other than interest income. As of September 30, 2004, the Company's principal assets consisted of cash and cash equivalents in the approximate amount of $48 million.

Statements herein concerning future events and developments and the Company's expectations, beliefs, plans and estimates constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are the effect of economic conditions generally, liability and other claims asserted against the Company and other risks detailed in the company's SEC filings.



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